UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                  July 27, 2001
                Date of Report (Date of earliest event reported)

                                FIRST BANKS, INC.
             (Exact name of registrant as specified in its charter)


          MISSOURI                      0-20632                  43-1175538
(State or other jurisdiction    (Commission File Number)      (I.R.S. Employer
     of incorporation)                                       Identification No.)


                   135 North Meramec, Clayton, Missouri 63105
               (Address of principal executive offices) (Zip code)


                                 (314) 854-4600
              (Registrant's telephone number, including area code)


                                 Not Applicable
          (Former name or former address, if changed since last report)

                                FIRST BANKS, INC.

                                TABLE OF CONTENTS





                                                                         Page
                                                                         ----

ITEM 5.    OTHER EVENTS..................................................  1

SIGNATURES   ............................................................  2

                              ITEM 5 - OTHER EVENTS


         On July 27, 2001, First Banks, Inc. issued a press release announcing its financial results for the three and six months ended June 30, 2001. A copy of this press release is attached as Exhibit 99.1.

                                   SIGNATURES


         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                FIRST BANKS, INC.




                                By:   /s/ James F. Dierberg
                                   ---------------------------------------------
                                          James F. Dierberg
                                          Chairman of the Board of Directors
                                          and Chief Executive Officer
July 27, 2001                             (Principal Executive Officer)





                                By:   /s/ Allen H. Blake
                                   ---------------------------------------------
                                          Allen H. Blake
                                          President, Chief Operating Officer
                                          and Acting Chief Financial Officer
July 27, 2001                             (Principal Financial and
                                          Accounting Officer)

                                                                  Exhibit 99.1

                                First Banks, Inc.
                               St. Louis, Missouri


Contact: Allen H. Blake
                   President and Chief Operating Officer
                   First Banks, Inc.
                   (314) 592-5000

Traded:  NASDAQ
Symbol:  FBNKO - (First  Preferred  Capital  Trust, a subsidiary of First Banks,
                 Inc.)
         FBNKN - (First Preferred Capital Trust II, a subsidiary of First Banks,
                 Inc.)


FOR IMMEDIATE RELEASE:

                           First Banks, Inc. Announces
                          Second Quarter 2001 Earnings

         St. Louis, Missouri, July 27, 2001. First Banks, Inc. ("First Banks" or "the Company") reported earnings of $7.9 million, or $322.78 per common share on a diluted basis, for the quarter ended June 30, 2001, compared to $14.7 million, or $594.12 per common share on a diluted basis, for the comparable period in 2000. Net income for the six months ended June 30, 2001 and 2000, was $20.3 million and $29.3 million, or $824.49 and $1,182.47 per common share on a diluted basis, respectively. The implementation of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, on January 1, 2001, resulted in the recognition of a cumulative effect of change in accounting principle of $1.4 million, net of tax, which reduced net income. Excluding this item, net income was $21.6 million, or $882.65 per common share on a diluted basis, for the six months ended June 30, 2001.

         James F. Dierberg, Chairman and Chief Executive Officer of First Banks, said, "The primary factors that led to the decline in our earnings for the second quarter were continued reductions in the prime lending rate and higher operating expenses, including nonrecurring charges associated with the establishment of a specific reserve relating to a contingent liability and the settlement of certain litigation. The overall decline in earnings was partially offset by increased net interest income and noninterest income."

         Commenting further, Dierberg added, "Net interest income improved primarily as a result of increased earning assets generated through internal loan growth along with our acquisitions of Lippo Bank, First Capital Group, Inc., Bank of Ventura, Commercial Bank of San Francisco, Millennium Bank and Bank of San Francisco, completed during 2000. However, the improvement in net interest income was partially mitigated by continued reductions in the prime lending rate during the second quarter of 2001."

         Noninterest income increased to $19.4 million and $35.9 million for the three and six months ended June 30, 2001, respectively, from $11.5 million and $21.0 million for the comparable periods in 2000. The primary components of the increase for the three months ended June 30, 2001 include: a $5.0 million net gain on derivative instruments, which includes mark-to-market adjustments under the new accounting pronouncement, as well as $3.8 million of gains resulting from the terminations of certain interest rate swap agreements; and increased gains on mortgage loans sold primarily attributable to an increased volume of loan originations and refinancings. The increase in noninterest income also reflects increased service charges on deposit accounts, increased income earned on bank-owned life insurance and increased income associated with the institutional money management and the international banking divisions.

         Operating expenses increased to $64.4 million and $116.0 million for the three and six months ended June 30, 2001, respectively, from $41.9 million and $79.7 million for the comparable periods in 2000. These increases result primarily from the aforementioned acquisitions completed during 2000; higher salaries and employee benefit expenses associated with a competitive employment market; higher data processing fees due to growth and technological advancements in First Banks' product and service offerings; higher legal, examination and professional fees primarily associated with ongoing litigation; increased amortization of intangibles associated with the purchase of the aforementioned entities; a nonrecurring litigation settlement charge included in other expense; and a charge to other expense associated with the establishment of a specific reserve on an unfunded letter of credit. Additionally, guaranteed preferred debentures expense of $1.5 million on the trust preferred securities issued by First Preferred Capital Trust II in October 2000 further contributed to the overall increase in operating expenses. These higher operating expenses, exclusive of the litigation settlement and the specific reserve on the unfunded letter of credit, are reflective of significant investments that have been made in personnel, technology, capital expenditures and new business lines in conjunction with First Banks' overall strategic growth plan. The payback on these investments is expected to occur over a longer period of time through higher and more diversified revenue streams.

         As previously announced, First Banks' majority-owned subsidiary, First Banks America, Inc., signed Definitive Agreements to acquire Charter Pacific
Bank  (Charter  Pacific),   headquartered  in  Agoura  Hills,  California,   for
approximately $21.4 million and BYL Bancorp (BYL), headquartered in Orange, California, for approximately $52 million. At June 30, 2001, Charter Pacific and BYL had total assets of $107.6 million and $278.2 million, respectively. These transactions, which are subject to regulatory and shareholder approvals, will be completed in the latter part of 2001.

         Additionally, on July 20, 2001, First Banks announced the signing of a Definitive Agreement to acquire Union Financial Group, Ltd. (UFG), Swansea, Illinois, for approximately $26.8 million. UFG operates a total of nine banking offices and had total assets of $361.0 million and deposits of $301.0 million at June 30, 2001. The transaction, which is subject to regulatory approvals and the approval of UFG's shareholders, will also be completed in the latter part of 2001.

         At June 30, 2001, First Banks had consolidated assets of $5.90 billion and operated 136 offices in Missouri, Illinois, California, Texas and New Mexico.

                                      # # #


This release contains forward-looking statements that are subject to risks and uncertainties arising out of or affecting the Company's business, not all of which can be predicted or anticipated. These statements are based on information currently available to First Banks' management, and numerous factors might cause actual results to differ materially from those contemplated in the forward-looking statements. For additional information, see the discussions of forward-looking statements that appear in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of First Banks' most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

                                FIRST BANKS, INC.
                                FINANCIAL SUMMARY
                      (in thousands, except per share data)
                                   (unaudited)



             Condensed Consolidated Statement of Income Information

                                                                  Three months ended        Six months ended
                                                                       June 30,                 June 30,
                                                                ----------------------    --------------------
                                                                   2001         2000         2001        2000
                                                                   ----         ----         ----        ----

Interest income...............................................  $ 113,356     104,161      229,393     201,878
Interest expense..............................................     50,772      45,771      104,912      88,058

   Net interest income........................................     62,584      58,390      124,481     113,820

Provision for loan losses.....................................      3,720       3,620        7,110       7,202

Noninterest income............................................     19,424      11,471       35,898      21,035
Noninterest expense...........................................     64,398      41,917      116,016      79,710

   Income before cumulative effect of change in principle.....      7,899      14,672       21,627      29,259

Cumulative effect of change in accounting principle,
       net of tax.............................................         --          --        1,376          --

   Net income.................................................      7,899      14,672       20,251      29,259

Basic earnings per common share:
   Income before cumulative effect of change in principle.....     328.27      614.51       900.21    1,222.71
   Cumulative effect of change in accounting principle,
       net of tax.............................................         --          --       (58.16)         --
                                                                ---------   ---------     --------   ---------
                                                                   328.27      614.51       842.05    1,222.71
                                                                =========   =========     ========   =========

Diluted earnings per common share:
   Income before cumulative effect of change in principle.....     322.78      594.12       882.65    1,182.47
   Cumulative effect of change in accounting principle,
       net of tax.............................................         --          --       (58.16)         --
                                                                ---------   ---------     --------   ---------
                                                                   322.78      594.12       824.49    1,182.47
                                                                =========   =========     ========   =========


                Condensed Consolidated Balance Sheet Information


                                                                            June 30,         December 31,
                                                                              2001               2000
                                                                        ---------------      -------------

Total assets.........................................................    $5,904,203           5,876,691
Loans, net of unearned discount......................................     4,861,943           4,752,265
Allowance for loan losses............................................        77,141              81,592
Deposits.............................................................     4,994,119           5,012,415
Note payable.........................................................        34,500              83,000
Stockholders' equity.................................................       396,404             352,846
Nonperforming assets.................................................        64,708              55,653
